CENTRAL HUDSON GAS & ELECTRIC CORPORATION	Exhibit (12) (i) (i)
Computation of Ratio of Earnings to Fixed Charges
and Ratio of Earnings to Fixed Charges and Preferred Dividends

		2009			2008	2008	Year Ended December 31,
		3 Months	9 Months	12 Months	3 Months	9 Months
		Ended	Ended	Ended	Ended	Ended
		Sept 30	Sept 30	Sept 30	Sept 30	Sept 30	2008	2007	2006	2005	2004

	Earnings: ($000)
A.	Net Income	$8,871	$22,682	$27,855	$6,127	$22,065	$27,238	$33,436	$34,871	$35,635	$38,648
B.	Federal & State Income Tax	6,333	16,062	20,123	4,346	15,212	19,273	20,326	21,528	23,936	28,426
C.	Earnings before Income Taxes	$15,204	$38,744	$47,978	$10,473	$37,277	$46,511	$53,762	$56,399	$59,571	$67,074
D.	Fixed Charges
	Interest on Mortgage Bonds	0	0	0	0	0	0	0	0	0	0
	Interest on Other Long-Term Debt	4,515	13,863	19,317	4,926	15,064	20,518	18,653	16,425	13,826	11,488
	Other Interest	1,495	3,823	5,019	1,303	3,299	4,495	4,378	3,622	2,577	5,517
	Interest Portion of Rents (2)	127	491	619	218	660	788	898	818	835	954
	Amortization of Premium & Expense on Debt	244	732	982	244	732	982	963	991	1,043	1,066
	Total Fixed Charges	$6,381	$18,909	$25,937	$6,691	$19,755	$26,783	$24,892	$21,856	$18,281	$19,025

E.	Total Earnings	$21,585	$57,653	$73,915	$17,164	$57,032	$73,294	$78,654	$78,255	$77,852	$86,099

	Preferred Dividend Requirements:
F.	Allowance for Preferred Stock Dividends
	Under IRC Sec 247	$242	$727	$970	$242	$727	$970	$970	$970	$970	$970
G.	Less Allowable Dividend Deduction	(32)	(96)	(127)	(32)	(96)	(127)	(127)	(127)	(127)	(127)
H.	Net Subject to Gross-up	210	631	843	210	631	843	843	843	843	843
I.	Ratio of Earnings before Income
	Taxes to Net Income (C/A)	1.714	1.708	1.722	1.709	1.689	1.708	1.608	1.617	1.672	1.736
J.	Pref. Dividend (Pre-tax) (H x I)	360	1,078	1,452	359	1,066	1,440	1,356	1,363	1,409	1,463
K.	Plus Allowable Dividend Deduction	32	96	127	32	96	127	127	127	127	127
L.	Preferred Dividend Factor	392	1,174	1,579	391	1,162	1,567	1,483	1,490	1,536	1,590
M.	Fixed Charges (D)	6,381	18,909	25,937	6,691	19,755	26,783	24,892	21,856	18,281	19,025
N.	Total Fixed Charges and Preferred Dividends	$6,773	$20,083	$27,516	$7,082	$20,917	$28,350	$26,375	$23,346	$19,817	$20,615

O.	Ratio of Earnings to Fixed Charges (E/D)	3.4	3.1	2.9	2.6	2.9	2.7	3.2	3.6	4.3	4.5
P.	Ratio of Earnings to Fixed Charges and
	Preferred Dividends (E/N)	3.2	2.9	2.7	2.4	2.7	2.6	3.0	3.4	3.9	4.2